EXHIBIT 16

[LETTERHEAD OF STONEFIELD JOSEPHSON]

United States Securities and Exchange Commission
Division of Corporation Finance
Office of Small Business Review
450 5th Street, N.W. Room 3112
Washington, D.C. 20549

Re: Form	8-K Dated May 17, 2002
                  File No. 000-22845

Dear Commission:

We have received a copy of and have reviewed Item 4 of the Report on Form 8-K, dated May 17, 2002, filed by Creative Host Services, Inc. with the Securities and Exchange Commission. We agree with the disclosures in Item 4 of said Report and understand that a copy of this letter will be filed as an exhibit to the Report.

Very truly yours,

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.